Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: 808-352-0749
Majuro, MH 96960	Email: dreeder.rmi@gmail.com
Marshall Islands	r.simpson@simpson.gr

October 30, 2018

Navios Maritime Acquisition Corporation

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000

Monaco

Ladies and Gentlemen:

Re: Navios Maritime Acquisition Corporation (the “Company”)

We have acted as legal counsel in The Republic of the Marshall Islands (the “RMI”) to the Company and this opinion is addressed to the Company in connection with the filing by the Company of a Registration Statement on Form F-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, in relation to the registration of 3,683,028 Common Shares of par value US$0.0001 (the “Common Shares”), and 8,769,114 Series E Convertible Preferred Stock (the “Preferred Shares” and together with the Common Shares (the “Shares”), of the share capital of the Company with respect to the merger whereby the Company and its direct, wholly owned subsidiary, NMA Sub LLC, have entered into an Agreement and Plan of Merger with Navios Maritime Midstream Partners L.P. and Navios Midstream Partners GP LLC under which NMA Sub LLC will be merged with and into Navios Maritime Midstream Partners L.P., with Navios Maritime Midstream Partners L.P. as the surviving entity.

For the purposes of this opinion, we have examined and relied upon the documents listed, and in some cases defined, in the Schedule 1 to this opinion (the “Documents”).

Assumptions

In stating our opinion we have assumed:

(a)    the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarized, faxed or photostatic copies;

(b)    that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)    the genuineness of all signatures on the Documents;

(d)    the authority, capacity and power of each of the persons signing the Documents (other than the Company);

(e)    that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete;

(f)    that there are no provisions of the laws or regulations of any jurisdiction (other than the RMI) which would be contravened by the execution and delivery of the Merger Agreement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Merger Agreement is required to be performed or taken in any jurisdiction outside the RMI such action or obligation will not be illegal by virtue of the laws of that jurisdiction;

(g)    that each of the Company or any other party to the Merger Agreement is not carrying on investment business in or from within the RMI under the provisions of the RMI Associations Law as amended;

(h)    that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and there is no matter affecting the authority of the Directors to enter into the Merger Agreement, or to perform their obligations hereunder not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(i)    that the Company has entered into its obligations under the Merger Agreement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Merger Agreement would benefit the Company; and

(j)    that as a consequence of the Merger Agreement, the Company will receive consideration worth at least equal to the value of the Shares being issued and none of such Shares will be issued for less than the par value thereof.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)

Under the laws of the RMI, the Shares have been duly authorized, and when issued in connection with the Merger Agreement, the Shares will be duly and validly issued, fully paid, non-assessable shares of the Company.

(2)

The statements in the Registration Statement contained in the sections “Comparison of Stockholder and Unitholder Rights” in so far as it purport to describe the provisions of the laws of the RMI referred to therein, are accurate and correct in all material respects.

Reservations

We have the following reservations:

(a)    Enforcement of the obligations of the Company may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(b)    We express no opinion as to any law other than RMI and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the RMI. This opinion is limited to RMI law in effect as of the date hereof.

Disclosure

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us in the Registration Statement, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Sincerely,

Reeder & Simpson, P.C.

Dennis J. Reeder

SCHEDULE 1

1.     A copy of the Registration Statement on Form F-4, for the registration of the Shares.

2.    Copies of the Certificate of Incorporation and Bylaws for the Company (collectively referred to as the “Constitutional Documents”).

3.    A copy of the minutes of meetings of the Board of Directors of the Company held on October 7, 2018 (the “Resolutions”).

4.    A copy of the executed Agreement and Plan of Merger dated as of October 7, 2018, by and among Navios Maritime Acquisition Corporation, NMA Sub LLC, Navios Maritime Midstream Partners L.P. and Navios Maritime Midstream Partners GP LLC (the “Merger Agreement”).